As filed with the Securities and Exchange Commission on March 13, 2017

  1933 Act File No. 333-215359
  1940 Act File No. 811-23043

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-6

For Registration under the Securities Act of 1933
of Securities of Unit Investment Trusts Registered
on Form N-8B-2

A.	Exact name of trust: Olden Lane Trust Series 2

B.	Name of depositor: Olden Lane Securities LLC

C.	Complete address of depositor’s principal executive offices:

200 Forrestal Road, Suite 3B
Princeton, New Jersey 08540

D.	Name and complete address of agent for service:

Olden Lane Securities LLC	With a copy to:
Attention: Michel Serieyssol	Kilpatrick Townsend & Stockton LLP
200 Forrestal Road, Suite 3B	Attention: Jeffrey T. Skinner
Princeton, New Jersey 08540	1001 West Fourth Street
Winston-Salem, North Carolina 27101

It is proposed that this filing will become effective (check appropriate box)

[_]	immediately upon filing pursuant to paragraph (b)
[_]	on (date) pursuant to paragraph (b)
[_]	60 days after filing pursuant to paragraph (a)(1)
[_]	on (date) pursuant to paragraph (a)(1) of rule 485
E.	Title of securities being registered: Units of undivided beneficial interest.
F.	Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.
[_]	Check box if it is proposed that this filing will become effective on (date) at (time) Eastern Time pursuant to Rule 487.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Pre-Effective Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-6 (the “Registration Statement”) of Olden Lane Series Trust (the “Trust”) is being filed solely for the purpose of filing certain exhibits to the Registration Statement. This Amendment incorporates by reference the following sections of Pre-Effective Amendment No. 1 to the Registration Statement, as filed on February 15, 2017:

The Facing Sheet

The Reconciliation and Tie

The Prospectus consisting of 26 pages

The Table of Contents

The Undertaking to File Reports

The Undertaking in Respect of Federal Securities Law Indemnities

Consents of Independent Registered Public Accounting Firm
and Counsel as contained therein

Contents of Registration Statement

This Amendment contains the following Exhibits:

1.1	Form of Agreement Among Underwriters.*
1.2	Form of Dealer Agreement. Reference is made to Exhibit A(3)(b) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
3.1	Certificate of Formation of Depositor. Reference is made to Exhibit A(6)(a) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
3.2	Limited Liability Company Operating Agreement of Depositor. Reference is made to Exhibit A(6)(b) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.1	Master Trust Agreement. Reference is made to Exhibit A(1)(a) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.2	Form of Series Supplement.*
4.3	Certificate of Trust. Reference is made to Exhibit A(1)(c) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.4	Form of Master Services Agreement. Reference is made to Exhibit A(2)(a) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.5	Form of Series MSA Supplement.*
5.1	Form of Opinion of counsel as to legality of securities being registered including a consent to the use of its name in the Registration Statement.*
14.1	Form of Code of Ethics of Trust and Depositor. Reference is made to Exhibit A(11) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
23.1	Consent of Independent Registered Public Accounting Firm (to be supplied by amendment).
23.2	Consent of Capelogic, Inc. Independent Pricing Service (to be supplied by amendment).
24.1	Power of Attorney (included on signature page of Form S-6 for Olden Lane Trust (File No. 333-202887) as filed on March 20, 2015).
99.1	Form of Unit Certificate. Reference is made to Exhibit A(5) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.

II-1

99.2	Information regarding directors and officers of the Depositor. Reference is made to Exhibit E to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
99.3	Financial Statement of the Depositor.* * Filed herewith.

II-2

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Olden Lane Trust Series 2 has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Princeton, and State of New Jersey on the 13th day of March, 2017.

Olden Lane Trust Series 2,
as Registrant

By: OLDEN LANE SECURITIES LLC,
as Depositor

By:	/s/ Michel Serieyssol
Name: Michel Serieyssol
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no.2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michel Serieyssol Michel Serieyssol	Chief Executive Officer (Principal Executive Officer)	March 13, 2017

/s/ Peter Marquardt Peter Marquardt	Chief Compliance Officer (Chief Compliance Officer)	March 13, 2017

/s/ Yuen Na Chun Yuen Na Chun	Financial Operations Principal (Principal Financial Officer)	March 13, 2017

III-1

List of Exhibits

1.1	Form of Agreement Among Underwriters.*
1.2	Form of Dealer Agreement. Reference is made to Exhibit A(3)(b) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
3.1	Certificate of Formation of Depositor. Reference is made to Exhibit A(6)(a) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
3.2	Limited Liability Company Operating Agreement of Depositor. Reference is made to Exhibit A(6)(b) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.1	Master Trust Agreement. Reference is made to Exhibit A(1)(a) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.2	Form of Series Supplement.*
4.3	Certificate of Trust. Reference is made to Exhibit A(1)(c) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.4	Form of Master Services Agreement. Reference is made to Exhibit A(2)(a) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
4.5	Form of Series MSA Supplement.*
5.1	Form of Opinion of counsel as to legality of securities being registered including a consent to the use of its name in the Registration Statement.*
14.1	Form of Code of Ethics of Trust and Depositor. Reference is made to Exhibit A(11) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
23.1	Consent of Independent Registered Public Accounting Firm (to be supplied by amendment).
23.2	Consent of Capelogic, Inc. Independent Pricing Service (to be supplied by amendment).
24.1	Power of Attorney (included on signature page of Form S-6 for Olden Lane Trust (File No. 333-202887) as filed on March 20, 2015).
99.1	Form of Unit Certificate. Reference is made to Exhibit A(5) to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
99.2	Information regarding directors and officers of the Depositor. Reference is made to Exhibit E to the Registration Statement on Form N-8B-2 for Olden Lane Trust (File No. 811-23043) as filed on March 20, 2015.
99.3	Financial Statement of the Depositor.*

* Filed herewith.

III-2